SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2013 (December 8, 2013)

SINO GAS INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in Charter)

Utah	000-51364	90-0438712

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No.18 Zhong Guan Cun Dong St.

Haidian District

Beijing 100083, People’s Republic of China

(Address of Principal Executive Offices)

86-10-82600527

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 9, 2013, Sino Gas International Holdings, Inc. (the “Company”) announced that a Special Committee comprised of independent directors (the “Special Committee”) of the Company’s Board of Directors (the “Board”) has received a renewed, non-binding proposal letter (the “Renewed Proposal”) dated December 8, 2013 from Mr. Yuchuan Liu (“Mr. Liu”), the Company’s Chairman and Chief Executive Officer and President, and an affiliate of Morgan Stanley Private Equity Asia, the private equity arm of Morgan Stanley (“MSPEA”), to acquire all of the outstanding shares of common stock of the Company not currently owned by Mr. Liu (and possibly other rollover shareholders) (the “Shares”) in a going private transaction for $0.50 in cash per Share (the “Acquisition”), subject to certain conditions.

Reference is made to that Proposal Letter, dated and delivered to the Board by Mr. Liu on April 28, 2012, in which Mr. Liu submitted a non-binding proposal to acquire all of the outstanding shares of common stock of the Company not owned by Mr. Liu in a going private transaction at US$0.48 in cash per share (the “Original Proposal”). Through the Renewed Proposal, Mr. Liu and MSPEA reaffirm and supplement the Original Proposal and together intend to effect the Acquisition.

According to the Renewed Proposal, the Acquisition is intended to be financed through equity capital and Mr. Liu and certain of his affiliates and other members of management of the Company intend to exchange all or part of their equity interests in the Company into equity securities in the post-Acquisition company.

The Board formed the Special Committee to consider the Original Proposal. The Special Committee will be responsible for evaluating the Renewed Proposal. The Board cautions the Company’s shareholders and others considering trading in the Company’s securities that the Special Committee has just received the Renewed Proposal and that no decisions have been made by the Special Committee with respect to the Company’s response to the Renewed Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

On December 9, 2013, the Company issued a press release regarding the matters set forth above. A copy of the press release is filed herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1 Press Release dated December 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2013	Sino Gas International Holdings, Inc.

/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer